EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 12, 2008, with respect to the statements of condition including the related portfolio schedules of Van Kampen Unit Trusts, Series 782 (Cohen & Steers REIT Income Portfolio 2008-3, Diversified Healthcare Portfolio, Series 44, Energy Portfolio, Series 27 and Financial Institutions Portfolio, Series 39) as of August 12, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-151959) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
August 12, 2008